UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Date of report (Date of earliest event reported): November 13, 2015

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Rd, Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

On November 13, 2015, NTN Buzztime, Inc. (the “Company”) received a letter from the NYSE Regulation Inc. (“NYSE Regulation”) stating that the Company is not in compliance with NYSE MKT LLC (“NYSE MKT”) continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide (the “Company Guide”) because the Company reported stockholders’ equity of less than $6 million as of September 30, 2015 and had net losses in five of its most recent fiscal years ended December 31, 2014. As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide.

The Company must submit a plan to NYSE Regulation by December 13, 2015 advising of actions it has taken or will take to regain compliance with Section 1003(a)(iii) of the Company Guide by May 13, 2017. If NYSE Regulation determines to accept the plan, the Company will be subject to periodic reviews for compliance with the plan.

If the Company does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards by May 13, 2017 or if it does not make progress consistent with the plan during the plan period, the NYSE MKT will initiate delisting proceedings as appropriate.

The Company’s management is reviewing its options to address the noncompliance and expects to submit a plan on or before the deadline set by the NYSE Regulation.

Item 8.01   Other Events.

On November 16, 2015, the Company issued a press release announcing the receipt of the letter described in Item 3.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
99.1	Press Release of NTN Buzztime, Inc. dated November 16, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: November 16, 2015	By:	/s/ Allen Wolff
Allen Wolff Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release of NTN Buzztime, Inc. dated November 16, 2015.

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